Exhibit 99.1

Marvell Technology Group Ltd. Announces Changes to

Its Board of Directors

SANTA CLARA, Calif. (May 7, 2018) – Marvell (NASDAQ:MRVL), a leader in storage, networking and connectivity semiconductor solutions, today announced that Ms. Bethany Mayer, former President and CEO of Ixia, and Ms. Donna Morris, Executive Vice President, Customer and Employee Experience at Adobe, have been appointed to the board.

“Marvell’s solutions address the growing demand for greater network bandwidth and data access, areas in which Bethany brings deep expertise,” said Matt Murphy, Marvell President and CEO. “Her insights into the networking, high-speed communications and security markets will be great assets.”

“Donna is a recognized expert in using customer and employee experience to drive business results,” Murphy added. “Marvell is focused on delivering a differentiated experience for both our customers and employees, which makes Donna’s perspective immensely helpful as we continue to evolve and grow.”

In addition, incumbent directors Ms. Gerri Elliott, who recently joined Cisco Systems as its new Chief Sales and Marketing Officer, and Mr. Peter Feld have notified Marvell that they will not be standing for re-election at the company’s 2018 annual general meeting of shareholders to be held on June 28, 2018.

“I would like to thank both Gerri and Peter for their service on the Marvell board. I wish Gerri the best of luck in her new role at Cisco and wish Peter continued success at Starboard Value. Peter joined Marvell at a critical time for the Company and drove crucial changes that were needed to get the company back on track. His insights and influence as a director have catalyzed the changes that have transformed Marvell into a healthy, well-functioning company with strong financial results,” said Murphy.

Peter Feld stated, “I am incredibly proud of the outstanding progress that Marvell has made over the past two years under the guidance of our renewed board and management team. From the beginning of our involvement, we believed that Marvell was a world class technology company with significant opportunity, but in need of improved leadership, focus, and financial discipline. Today, Marvell is in a very different place. The company is thriving and delivering outstanding results. It has been an absolute pleasure working with my fellow directors and our extremely capable management team and I will leave the board knowing that our investment is in strong hands. We remain confident in Marvell’s future and intend to remain shareholders.”

About Bethany Mayer

Bethany Mayer is currently an executive partner with Siris Capital Group LLC. From 2014 through 2017, she was the president, CEO and a board member of Ixia, a market leader in test, visibility and security solutions acquired by Keysight Technologies in 2017. Ms. Mayer has over 25 years of technology experience serving in executive roles in companies both large and small. From 2011 through 2014, Ms. Mayer was senior vice president and general manager of HP’s Networking Business unit and the NFV Business unit and as vice president, marketing and alliances for HP’s Enterprise Servers Storage and Networking Group from 2010 until 2011. Prior to joining HP, she held leadership roles at Blue Coat Systems, Cisco and Apple Computer. Ms. Mayer sits on the board of Pulse Secure and is an independent board member of Sempra Energy. She holds an M.B.A. from CSU-Monterey Bay and a B.S. in political science from Santa Clara University.

About Donna Morris

Donna Morris has served as Executive Vice President, Customer and Employee Experience at Adobe Systems Incorporated, since 2016, and in other senior positions with Adobe since 2002. In her current role, she leads the product, customer service and technical support for all Adobe products, in addition to all aspect of human resources and the workplace. Ms. Morris sits on the board of directors of the Society for Human Resource Management and the Adobe Foundation. Ms. Morris received a B.A. in political science from Carleton University in Ottawa, Ontario, Canada, and holds the Society for Human Resources Management – Senior Certified Professional (SHRM-SCP), Senior HR Professional (SHRP) and Canadian Certified Human Resources Professional (CHRP) designations.

About Marvell

Marvell first revolutionized the digital storage industry by moving information at speeds never thought possible. Today, that same breakthrough innovation remains at the heart of the company’s storage, networking and connectivity solutions. With leading intellectual property and deep system-level knowledge, Marvell’s semiconductor solutions continue to transform the enterprise, cloud, automotive, industrial and consumer markets. To learn more, visit: www.marvell.com.

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Marvell@ and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

For Further Information Contact:

T. Peter Andrew

Vice President, Treasury and Investor Relations

408-222-0777

ir@marvell.com